Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Fourth Quarter and Full Year 2013 Earnings Results

•	Record quarterly revenue of $59.7 million, a 21.2% increase over the same quarter last year and a 5.0% increase over the previous quarter

•	Record quarterly Adjusted EBITDA of $15.2 million, a 28.7% increase over the same quarter last year and a 5.2% increase over the previous quarter

•	Excluding acquisition costs, quarterly net income attributable to common stockholders was $6.7 million, or $0.38 per diluted share, an increase of $0.17 per diluted share, or 77.6%, over the same quarter last year

HOUSTON – March 5, 2014 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of remote communications services to the oil and gas industry, today reported results for the quarterly and full year periods ended December 31, 2013.

Record revenue of $59.7 million for the fourth quarter represents an increase of $10.4 million, or 21.2%, for the three months ended December 31, 2013, as compared to the same period of 2012, primarily due to increased sites served and increased revenue-per-site. Revenue increased by $2.9 million, or 5.0%, for the three months ended December 31, 2013, as compared to the previous quarter for the same reasons.

Record Adjusted EBITDA of $15.2 million in the fourth quarter, or 25.5% of revenue, represents an increase of $3.4 million, or 28.7%, over the same quarter last year and an increase of $0.8 million, or 5.2%, over the previous quarter. These increases are primarily due to growth in our core offshore business partially offset by costs associated with headcount additions to support our continued growth.

Net income attributable to common stockholders was $5.4 million, or $0.30 per diluted share, for the fourth quarter. This amount includes $1.3 million of acquisition costs associated with the purchase of Inmarsat’s Energy Broadband business, which closed on January 31, 2014. Excluding acquisition costs, net income attributable to common stockholders was $6.7 million, or $0.38 per diluted share, an increase of $0.17 per diluted share, or 77.6%, over the same quarter last year and an increase of $0.09 per diluted share, or 30.6%, over the previous quarter.

Capital expenditures were $7.7 million in the fourth quarter compared to $5.3 million in the same quarter last year and $9.1 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “I was very pleased with our strong fourth quarter results, which included record revenue and EBITDA, reflecting continued strong growth in our core offshore rig communications business. Subsequent to year-end, we closed the Inmarsat strategic transaction on January 31 and have integration efforts well underway. We are delighted with our new long-term relationship with Inmarsat that includes our acquisition of their Enterprise Energy business unit as well as our becoming a premier distribution partner in oil and gas for their Global Express and L-band service platforms. This transaction brings us broadened services and capabilities that will better serve our customers and position the Company to enhance returns to stockholders. Looking forward, we are maintaining a positive view of the market environment as we advance our strategy of becoming a technology solutions provider across the life of the field.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, March 6, 2014, to discuss RigNet’s 2013 fourth quarter and full year results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA. Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2013, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed remote communications, systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,100 remote sites in over 45 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
			(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$59,707	$56,856	$49,280	$220,710	$161,669

Expenses:
Cost of revenue (excluding depreciation and amortization)	32,692	31,140	26,878	118,881	81,071
Depreciation and amortization	5,381	5,450	4,963	21,049	17,534
Selling and marketing	1,032	937	803	3,785	3,081
General and administrative	12,444	13,036	10,351	48,770	37,184

Total expenses	51,549	50,563	42,995	192,485	138,870

Operating income	8,158	6,293	6,285	28,225	22,799
Other income (expense), net	(1,198)	(1,305)	(942)	(2,523)	(2,045)

Income before income taxes	6,960	4,988	5,343	25,702	20,754
Income tax expense	(1,513)	(2,581)	(1,850)	(9,158)	(8,733)

Net income	$5,447	$2,407	$3,493	$16,544	$12,021

Income Per Share - Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$5,393	$2,347	$3,379	$16,336	$11,882
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.31	$0.15	$0.22	$1.00	$0.76
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.30	$0.13	$0.20	$0.93	$0.70
Weighted average shares outstanding, basic	17,190	16,148	15,680	16,268	15,591
Weighted average shares outstanding, diluted	17,792	17,630	17,151	17,557	17,017
Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$27,015	$25,716	$22,402	$101,829	$80,598
Gross Profit (excluding depreciation and amortization) margin	45.2%	45.2%	45.5%	46.1%	49.9%
Adjusted EBITDA	$15,205	$14,450	$11,818	$56,178	$43,583
Adjusted EBITDA margin	25.5%	25.4%	24.0%	25.5%	27.0%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
			(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$22,004	$20,564	$17,700	$81,950	$63,964
Depreciation and amortization related to cost of revenue	5,011	5,152	4,702	19,879	16,634

Gross Profit (excluding depreciation and amortization)	$27,015	$25,716	$22,402	$101,829	$80,598

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
			(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$5,447	$2,407	$3,493	$16,544	$12,021
Interest expense	904	432	625	2,283	1,552
Depreciation and amortization	5,381	5,450	4,963	21,049	17,534
(Gain) loss on sales of property, plant and equipment, net of retirements	(101)	93	10	66	(131)
Stock-based compensation	737	696	628	2,963	2,502
Acquisition costs	1,324	2,791	249	4,115	1,372
Income tax expense	1,513	2,581	1,850	9,158	8,733

Adjusted EBITDA (non-GAAP measure)	$15,205	$14,450	$11,818	$56,178	$43,583

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	December 31,	December 31,
	2013	2012
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$59,822	$59,744
Restricted cash - current portion	509	987
Restricted cash - long-term	1,321	1,809
Total assets	238,803	215,932
Current maturities of long-term debt	8,388	9,422
Long-term debt	51,175	51,871

	Year Ended December 31,
	2013	2012
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$59,744	$53,106
Net cash provided by operating activities	28,045	32,255
Net cash used in investing activities	(28,844)	(66,763)
Net cash provided by (used in) financing activities	3,202	37,707
Changes in foreign currency translation	(2,325)	3,439

Cash and cash equivalents, December 31,	$59,822	$59,744

	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	2012	2013	2013	2013	2013
Selected Operational Data:
Offshore drilling rigs (1)	237	245	255	251	262
U.S. onshore drilling rigs	282	271	261	250	266
Strategic initiatives (2)	239	264	291	265	253
Other sites (3)	336	344	331	330	346

Total	1,094	1,124	1,138	1,096	1,127

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels and international land rigs
(3)	Includes completion sites, man-camps, remote offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(in thousands)
Americas:
Revenue	$14,781	$13,884	$12,816	$54,221	$49,881
Cost of revenue	6,898	6,734	5,586	25,062	22,598

Gross Profit (non-GAAP measure)	7,883	7,150	7,230	29,159	27,283

Gross Profit margin	53.3%	51.5%	56.4%	53.8%	54.7%
Depreciation and amortization	1,583	1,924	1,873	7,149	7,409
Selling, general and administrative	2,080	2,000	1,647	7,847	7,385

Operating income	$4,220	$3,226	$3,710	$14,163	$12,489

Adjusted EBITDA (non-GAAP measure)	$5,545	$5,142	$5,520	$20,959	$19,848

Adjusted EBITDA margin	37.5%	37.0%	43.1%	38.7%	39.8%
Europe/Africa:
Revenue	$26,772	$26,277	$23,913	$103,678	$65,205
Cost of revenue	17,789	17,576	15,516	65,694	37,385

Gross Profit (non-GAAP measure)	8,983	8,701	8,397	37,984	27,820

Gross Profit margin	33.6%	33.1%	35.1%	36.6%	42.7%
Depreciation and amortization	2,145	1,900	1,806	7,603	5,073
Selling, general and administrative	2,566	1,895	2,711	8,980	7,559

Operating income	$4,272	$4,906	$3,880	$21,401	$15,188

Adjusted EBITDA (non-GAAP measure)	$6,423	$6,494	$5,473	$29,976	$19,811

Adjusted EBITDA margin	24.0%	24.7%	22.9%	28.9%	30.4%
Middle East/Asia Pacific:
Revenue	$18,154	$16,695	$12,551	$62,811	$46,583
Cost of revenue	6,505	5,685	4,671	22,701	17,113

Gross Profit (non-GAAP measure)	11,649	11,010	7,880	40,110	29,470

Gross Profit margin	64.2%	65.9%	62.8%	63.9%	63.3%
Depreciation and amortization	1,393	1,407	1,243	5,467	5,010
Selling, general and administrative	1,622	1,371	1,246	7,025	4,331

Operating income	$8,634	$8,232	$5,391	$27,618	$20,129

Adjusted EBITDA (non-GAAP measure)	$9,988	$9,524	$6,582	$32,875	$24,990

Adjusted EBITDA margin	55.0%	57.0%	52.4%	52.3%	53.6%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net